Exhibit 99.1 Officer's Certificate regarding Annual Statement of Compliance of Washington Mutual Mortgage Securities Corp.

                   WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.
                              OFFICER'S CERTIFICATE

     The undersigned officer of Washington Mutual Mortgage Securities Corp., a Delaware corporation (the "Company") hereby certifies on behalf of the Company and on his own behalf for purposes of the WASHINGTON MUTUAL MORTGAGE SECURITIES CORP. MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-MS14, as follows:

     1. I am the duly appointed, qualified and acting President of the Company.

     2. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement related to the above-referenced series of Certificates.

     3. I am duly authorized to execute and deliver this Officer's Certificate on behalf of the Company.

     4. A review of the activities of the Master Servicer during the preceding calendar year and performance under this Agreement has been made under my supervision.

     5. To the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement throughout such year.

     IN WITNESS WHEREOF, I have signed my name as of March 15, 2004.





                   WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.


                     By: /s/ Michael L. Parker
                         Michael L. Parker,
                         President and Director